Exhibit 10.15

SIXTH MODIFICATION OF LEASE

This Sixth Modification of Lease ("Fifth Modification") is dated December 9, 2016, between Fair Center Office Associates, LLC ("LANDLORD") and Information Analysis, Inc. ("TENANT").

RECITALS

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LANDLORD and TENANT entered into that particular Lease as of December 20, 1996, as modified (the ”Lease”).

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TENANT is currently leasing from LANDLORD approximately four thousand four hundred thirty-four (4,434) square feet of rentable area on the second (2nd) floor of the Fair Center Office Building, having a street address of 11240 Waples Mill Road, Suite 201, Fairfax, Virginia hereinafter referred to in this Sixth Modification as the Premises.

R-3
LANDLORD and TENANT wish to amend the Lease as provided herein.

In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1)
Modification of Lease. LANDLORD and TENANT agree that the Lease is hereby modified as follows:

A)
Term: The term of the Lease for the Premises shall be renewed and extended for an additional four (4) years and one (1) month (“Premises Extension Term”) commencing June 1, 2017 (“Lease Extension Commencement Date”), and expiring four (4) years and one (1) month thereafter at midnight on June 30, 2021 (“Extension Term Expiration Date”).

B)
Concessions: Notwithstanding any provision in this Lease to the contrary, LANDLORD shall abate the first month’s rent. The rent commencement date shall be July 1, 2017.

C)
Rent: The rental rate for the first year of the Premises Extension Term shall be twenty-three and 00/100 dollars ($23.00) per square foot, full service, to be paid in twelve (12) monthly installments of eight thousand four hundred ninety-eight and 50/100 dollars ($8,498.50) (the “Base Monthly Rent”). Effective on each anniversary of the Lease Extension Commencement Date, the Base Monthly Rent shall be increased by three percent (3%).

D)
Additional Rent: Operating Expenses and Real Estate Taxes: Commencing on June 1, 2018, TENANT shall pay, as additional rent, for its Proportionate Share of any Operating Expenses and real estate taxes for the Land and Building in excess of the 2017 base year operating expenses for the Building. TENANT’s Proportionate Share for the Premises (Suite 201) is hereby estimated to be 4,434/63,919 or 6.93%.

E)
Broker Leasing Commission: LANDLORD and TENANT acknowledge that Cushman & Wakefield has been retained by the TENANT as Broker and that any commission due will be pursuant to a separate agreement.

F)
Tenant Improvements: LANDLORD shall deliver and TENANT shall accept the Premises in “As-Is” condition, with the exception of the following Tenant Improvements to be completed by LANDLORD, at LANDLORD’S sole cost and expense:

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New building standard carpet, color to be selected by Tenant;
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New building standard paint, color to be selected by Tenant;
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Approximately fifteen (15) to twenty (20) additional (or relocated) duplexes, locations to be determined by TENANT; and
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“White-Board” paint to be provided for one (1) wall in current conference room.

2)
Reaffirmation of Lease. Except as modified herein, the Lease is hereby reaffirmed and ratified.

IN WITNESS WHEREOF, the parties have executed the Sixth Modification of Lease intending same to be effective the date indicated in the first paragraph of this Sixth Modification of Lease, having executed the Sixth Modification of Lease on the date indicated below to their name.

LANDLORD: Fair Center Office Associates, LLC

Witness:	By:
Printed Name:
Title:
Date:

TENANT: Information Analysis, Inc.

Witness:	By:
Printed Name:
Title:
Date:

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